UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 10, 2010 (February 5, 2010)

NETWORK CN INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30264	90-0370486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Suite 3908, Shell Tower
Times Square, 1 Matheson Street
Causeway Bay, Hong Kong
(Address of principal executive offices)

(852) 2833-2186
(Registrant's telephone number, including area code)

21/F., Chinachem Century Tower
178 Gloucester Road, Wanchai, Hong Kong
(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2009, Network CN, Inc. (the “Company”) reported among other things, the resignation on July 15, 2009, of Godfrey Hui, from his position as the Interim Chief Financial Officer of the Company and the appointment of Jennifer Fu as the Company’s Interim Chief Financial Officer in his stead.  On February 5, 2010, the Company’s board of directors appointed Ms. Fu to serve as the Company’s Chief Financial Officer, effective immediately.  The Company intends to enter into an employment agreement with Ms. Fu in the near feature.

Ms. Fu, age 32, was appointed as the Company’s Chief Financial Officer on February 5, 2010.  Prior to her appointment, she served since July 15, 2009 as the Company’s Interim Chief Financial Officer, and since January 2008 as the Vice President, Finance of NCN Group Management Limited, the Company’s subsidiary.  Prior to that, Ms. Fu served in various periods, from December 2003 to August 2007, as the Financial Controller, Accounting Head and Internal Audit Manager of Coils Electronic Co., Limited, a principal subsidiary of CEC International Holdings Limited, a Hong Kong listed company engaged in the assembly and sale of coils, capacitors and other electronic components.  Ms. Fu is a fellow member of The Association of Chartered Certified Accountants and member of Hong Kong Institute of Certified Public Accountants.  Ms. Fu holds a Bachelor’s Degree in Accounting and Finance from the University of Hong Kong.

Ms. Fu is not, and has not been, a participant in any transaction with the Company that requires disclosure under Item 404(a) of Regulation S-K. There is no family relationship between Ms. Fu and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2010	NETWORK CN INC.

	By:	/s/Earnest Leung
Earnest Leung
Chief Executive Officer